Exhibit 8.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201-2784

www.fulbright.com

telephone:	(214) 855-8000
facsimile:	(214) 855-8200

September 19, 2012

GreenHunter Energy, Inc.

1048 Texan Trail

Grapevine, Texas 76051

RE: GREENHUNTER ENERGY, INC.

Ladies and Gentlemen:

We have acted as special counsel for GreenHunter Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale by the Company of up 510,410 shares of the Company’s 10% Series C Cumulative Preferred Stock, par value $0.001 per share and liquidation preference $25.00 per share (the “Series C Preferred Stock”), pursuant to (i) the Registration Statement (as amended through Pre-Effective Amendment No. 1) on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company, (ii) the sales agreement prospectus contained in the Registration Statement (the “Prospectus”), and (iii) a sales agreement to be entered into between the Company and MLV & Co. LLC, as the Company’s sales manager, relating to the “at the market” offering of the Series C Preferred Stock pursuant to Rule 415(a)(4) under the Securities Act of 1933, as amended. In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we hereby confirm that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are our opinion.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement and to the reference to our firm in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is

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GreenHunter Energy, Inc.

September 19, 2012

required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

FULBRIGHT & JAWORSKI L.L.P.